As filed with the Securities and Exchange Commission on January 20, 1999
                                                      Registration No. 333-64881

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                                  EXOGEN, INC.
             (Exact Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

             DELAWARE                                         22-3208468
  (State or Other Jurisdiction of                          (I.R.S. Employer
  Incorporation or Organization)                        Identification Number)

                             10 Constitution Avenue
                          Piscataway, New Jersey 08855
                                 (732) 981-0990
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

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                               Patrick A. McBrayer
                      President and Chief Executive Officer
                             10 Constitution Avenue
                          Piscataway, New Jersey 08855
                                 (732) 981-0990
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

--------------------------------------------------------------------------------

                            Ellen B. Corenswet, Esq.
                               Grace E. Han, Esq.
                         Brobeck, Phleger & Harrison LLP
                            1633 Broadway, 47th Floor
                            New York, New York 10019
                                 (212) 581-1600

         Approximate date of commencement of proposed sale to the public: As soon as practicable on or after this Registration Statement is declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. [   ]


--------------------------------------------------------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                 820,000 Shares

                                  EXOGEN, INC.

                                  Common Stock


                         -------------------------------


         This Prospectus relates to the public offering, which is not being underwritten, of up to 820,000 shares of Common Stock, par value $.0001 per share (the "Shares"), of Exogen, Inc. ("Exogen" or the "Company"). All of such Shares are currently issued and outstanding and are held by Smith & Nephew Holdings, Inc. (the "Selling Stockholder") and may be offered by such Selling Stockholder. The shares were issued by Exogen to the Selling Stockholder pursuant to a stock purchase agreement, dated August 10, 1998.

         The Shares may be offered by the Selling Stockholder or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder from time to time in transactions on The Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to one or more purchasers (including pledgees) or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither Exogen nor the Selling Stockholder can presently estimate the amount of such compensation. Exogen knows of no existing arrangement between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares. The Selling Stockholder may transfer its Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholder may pledge or make gifts of its Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the number of Shares being offered and the terms of the offering, including the public offering price, the name of the Selling Stockholder and any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholder" and "Plan of Distribution."

         None of the  proceeds  from  the  sale  of the  Shares  by the  Selling
Stockholder will be received by Exogen. Exogen has agreed to bear certain expenses (other than selling discounts and commissions) in connection with the registration of the Shares pursuant to preexisting agreements. Exogen has agreed to indemnify the Selling Stockholder and its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder has agreed to indemnify Exogen and its affiliates against certain liabilities, including liabilities under the Securities Act under certain circumstances.

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.


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         Exogen's Common Stock is traded on The Nasdaq National Market under the symbol "EXGN." The last reported sales price of Exogen's Common Stock on The Nasdaq National Market on January 15, 1999 was $3.00 per share.

    -----------------------------------------------------------------------



         The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.


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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


    -----------------------------------------------------------------------



                 The date of this Prospectus is January 20, 1999

                              AVAILABLE INFORMATION

         Exogen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to Exogen and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         Exogen is  subject  to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and the Commission's World Wide Web site at http://www.sec.gov.

         Exogen's Common Stock is traded on The Nasdaq National Market, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning Exogen may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (i) the Annual Report of Exogen on Form 10-K for the fiscal year ended September 30, 1998, (ii) the Current Report of Exogen on Form 8-K filed with the Commission on October 19, 1998, (iii) the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on May 26, 1995 under Section 12 of the Exchange Act, and (iv) the description of the Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed with the Commission on December 10, 1996 under Section 12 of the Exchange Act, as it may be amended from time to time.

         All reports and other documents subsequently filed by Exogen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Exogen will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Chief Financial Officer, Exogen, Inc., 10 Constitution Avenue, Piscataway, New Jersey 08855.

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investors who cannot afford the loss of their entire investment. In addition, this Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of Exogen. Such statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. In evaluating such statements and in making any investment decisions, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth in the "Risk Factors" section below, which could cause actual results to differ materially from those indicated by such forward-looking statements. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements.

                                   THE COMPANY

         Exogen was incorporated in New York on January 24, 1992, and was reincorporated in Delaware on February 8, 1993. Exogen's principal executive offices are located at 10 Constitution Avenue, Piscataway, New Jersey 08855, and its telephone number is (732) 981-0990.

         Exogen designs, develops, manufactures, and markets medical devices for the non-invasive treatment of musculoskeletal injury and disease. Exogen's proprietary ultrasound and mechanical-stress technologies delivery energy that promotes the growth, repair and maintenance of bone. These technologies are based on the principle that bone growth is stimulated by mechanical force.

         Exogen's Sonic Accelerated Fracture Healing System ("SAFHS(R)") device utilizes mechanical force, produced by low-intensity ultrasound, to accelerate fracture healing for closed, cast-immobilized, fresh fractures of the lower leg and lower arm within the device's approved uses. The SAFHS device is small and portable, and is used by the patient once daily for 20 minutes. Exogen's Pre-Market Approval ("PMA") application for its first model, the SAFHS Model 2A, was approved by the U.S. Food and Drug Administration ("FDA") in October 1994. In May 1997, Exogen began commercial distribution of the second-generation SAFHS 2000(R) in the United States. The SAFHS 2000, which utilizes the same low-intensity ultrasound signal as does the SAFHS Model 2A, is entirely battery operated and is smaller and lighter than the SAFHS Model 2A for enhanced portability. The SAFHS device is the only medical device approved by the FDA for the acceleration of fresh-fracture healing of the lower leg and lower arm.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

History of Losses and Expectation of Continued Losses

         We have had a history of substantial net losses since our inception. During the past three years, we incurred net losses of $7.6 million for the year ended September 30, 1998, $11.2 million for the year ended September 30, 1997, and $10.6 million for the year ended September 30, 1996. As of September 30, 1998, we had an accumulated deficit of $41.9 million. The net losses we have incurred to date and the net losses we expect to continue to incur for at least the next two years have been due to several factors, including the following:

                    engineering   and   developing  the  SAFHS  device  and  the
                    mechanical-stress device;

                    conducting   clinical   trials  for  the  SAFHS  device  and
                    mechanical-stress device;

                    obtaining FDA approval of the SAFHS device;

                    developing   and   expanding   our   marketing,   sales  and
                    distribution network domestically and internationally;

                    expanding our reimbursement activities domestically and internationally; and

                    expanding in-house manufacturing capability.

         Although we have been marketing and selling the SAFHS device since 1994, we are still experiencing material losses. We have not achieved profitability, and we expect to continue to incur operating losses at least through 2000. Although our revenues have grown in recent quarters, we cannot be certain that we will achieve sufficient revenues for profitability. Our future revenues and profitability, if any, are critically dependent on whether we successfully market and sell, and obtain reimbursement for, the SAFHS device. Even if we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Substantial Dependence on the SAFHS Device; Uncertainty of Market Acceptance

         Our future growth depends substantially on the commercial success of the SAFHS device. Essentially all of our product revenues are derived from sales of the SAFHS device. We expect the SAFHS device to continue to account for substantially all of our product revenues for the foreseeable future. Our long-term success will depend on the following:

                    successful domestic and international commercialization of the SAFHS device for its approved uses, including the ability of our exclusive U.S. distributor, Smith & Nephew, to successfully market the SAFHS device in the United States;

                    whether the medical community will accept the ultrasound technology of the SAFHS device as a safe and effective method of treating fresh, bone fractures;

                    whether third-party payors, including traditional fee-for-service insurers, workers' compensation insurers,
                    HMO and managed care organizations, automobile insurers, third-party administrators, Medicare, and other government entities, will provide third-party reimbursement of the SAFHS device; and development and regulatory approval of the SAFHS device for additional uses.

         If the market does not accept the SAFHS device, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Substantial Dependence on Smith & Nephew U.S. Distribution Arrangement

         Our future growth depends substantially on the ability of our exclusive U.S. distributor, Smith & Nephew, to successfully market the SAFHS device in the United States. On August 10, 1998, Smith & Nephew acquired exclusive rights to market the SAFHS device in the United States, under a multi-year master agreement, a U.S. sales representative agreement, and a stock purchase agreement. As a result, we are no longer involved in any direct sales activities relating to the SAFHS device in the United States. Although the U.S. sales representative agreement has a term of 10 years, it may be terminated by mutual agreement of Exogen and Smith & Nephew, or by Smith & Nephew in the event of a default by Exogen.

         We cannot assure you that Smith & Nephew will succeed in its efforts to market the SAFHS device. Smith & Nephew's sales personnel do not have prior experience in the sale or use of the SAFHS device, although we are providing them with training and other support. Although we believe that Smith & Nephew is economically motivated to succeed in performing its responsibilities under the agreements, the amount of resources and time Smith & Nephew devotes to its responsibilities is not within our control, and therefore, we cannot assure you that Smith & Nephew will perform its obligations as expected. If the U.S. distribution arrangement with Smith & Nephew is not successful or if the arrangement is terminated, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Substantial Dependence on Third Parties in Europe and Japan to Sell the SAFHS Device; Risks Associated with International Operations

         We depend on independent distributors, sales agents, and marketing partners to sell the SAFHS device in Europe, Japan, and other territories. Revenues derived from international sales of the SAFHS device represented 19% for the year ended September 30, 1998, 18% for the year ended September 30, 1997, and 14% for the year ended September 30, 1996.

         Through a subsidiary in Germany, we began selling and marketing the SAFHS device in Europe in February 1996. We also sell and market the SAFHS device in Europe through independent distributors and sales agents. We have recorded sales in Germany, Austria, Holland, Denmark, Switzerland, Belgium, the United Kingdom, and Israel. Revenues derived from sales of the SAFHS device in Europe represented 6% for the year ended September 30, 1998, 18% for the year ended September 30, 1997, and 14% for the year ended September 30, 1996. Most of our sales of the SAFHS device in Europe are derived from Germany, where we receive limited local reimbursement only on a case-by-case basis. Our European accounts receivable as of September 30, 1998, net of allowances for returns, bad debt, and amounts a third-party payor might deduct from the price, was $0.4 million.

         In Japan, we market and sell the SAFHS device through an exclusive distribution arrangement with Teijin Limited, a Japanese corporation. We are responsible for manufacturing and supplying the SAFHS device to Teijin for clinical trials and sales in Japan, while Teijin is responsible for obtaining regulatory approval and for marketing and distributing the SAFHS device in Japan. In May 1998, Teijin announced that the Health and Welfare Ministry of Japan had approved reimbursement for the SAFHS device, which was the final approval they needed to begin commercial distribution of the SAFHS device in Japan. In June 1998, Teijin began commercial sales of the SAFHS device in Japan. Revenues derived from sales of the SAFHS device to Teijin represented 13% for the year ended September 30, 1998. Our sales to Teijin began in March 1998, and fiscal 1998 volume represented Teijin's initial purchase of SAFHS inventory. We do not anticipate that quarterly volume in fiscal 1999 will reach the quarterly volume achieved during the second half of fiscal 1998.

         Under the distribution arrangement with Smith & Nephew, Smith & Nephew has an option to obtain exclusive distribution rights to the SAFHS device worldwide (except for Japan). We cannot assure you that Smith & Nephew will exercise its option to obtain worldwide (except for Japan) distribution rights to the SAFHS device. We also cannot assure you that the existence of this option will not materially and adversely affect our ability to maintain effective distribution arrangements in international markets, pending the exercise or expiration of this option.

         We cannot assure you that our independent distributors, sales agents, and marketing partners will succeed in marketing and selling the SAFHS device in Europe, Japan, and other territories. Each of the foreign markets in which we sell, or plan to sell, our products have separate regulatory and product approval requirements. We cannot assure you that we will be able to obtain the necessary regulatory approvals of the SAFHS device in foreign markets. Our international operations and sales are denominated in local foreign currencies. In Japan, where we do not have operations, our sales to Teijin are denominated in U.S. dollars. We do not currently engage in currency hedging activities.

         Our international operations are subject to other inherent risks, including the following:

                    fluctuations in currency exchange rates;

                    regulatory and product approval requirements;

                    tariffs and other trade barriers;

                    greater difficulty in accounts receivable collection and longer collection periods;

                    reimbursement approvals (both government and private);

                    difficulties  and costs of  staffing  and  managing  foreign
                    operations  and   distributors;

                    potentially adverse tax consequences;

                    reduced protection for intellectual  property rights in some
                    countries,   including   restrictions   on  repatriation  of
                    earnings;

                    burdens of complying with a wide variety of foreign laws;

                    the impact of recessions in economies outside the United States;

                    political and economic instability; and

                    seasonal reductions in business activity during the summer months in Europe and other parts of the world.

         If we fail to successfully market and sell the SAFHS device in international markets, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

Quarterly Operating Results Are Subject to Significant Fluctuations

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are within our control. These factors include the following:

                    the success of our exclusive U.S. distributor, Smith & Nephew, in marketing the SAFHS device in the United States;

                    the timing of sales of the SAFHS device;

                    the mix of sales of the SAFHS device in the United States and Europe and to Japan;

                    the  timing  of  reimbursement   approval  and  payments  by
                    governmental authorities and third-party payors;

                    new product introductions by us or our competitors;

                    expenses incurred in the research and development of new products;

                    changes in our pricing policies or those of our competitors;

                    timing of regulatory actions;

                    general economic and market conditions;

                    the Asian economic crisis and instability; and

                    currency fluctuations.

         Our revenues for the foreseeable future are almost entirely dependent on sales of the SAFHS device. If revenues grow slower than we anticipate, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Dependence on Third-Party Reimbursement

         Successful sales of the SAFHS device in the United States, Europe, Japan, and other territories will depend, in part, on whether we will be reimbursed by third-party payors, including traditional fee-for-service insurers, workers' compensation insurers, HMO and managed care organizations, automobile insurers, third-party administrators, Medicare, and other government entities. There is significant uncertainty concerning third-party reimbursement for the use of any medical device incorporating new technology, such as the SAFHS device. Third-party payors are increasingly challenging the price of medical devices, and as a result, are limiting reimbursement coverage for medical devices and, in many instances, are putting pressure on medical suppliers to lower their prices. Legislative bodies in the United States and around the world continue to propose fundamental reforms in the health care industry that could affect the availability of third-party reimbursement, and we cannot predict the timing or effect of any such legislation.

         United States. We cannot assure you that costs associated with medical devices incorporating new technology, such as the SAFHS device, will be reimbursed. To expedite reimbursement for SAFHS devices in the United States, we seek reimbursement approval from third-party payors, when possible, prior to shipping the devices. Regardless of the availability of reimbursement preapproval, our reimbursement staff works closely with third-party payors, pursuing reimbursement case-by-case. Prior to approving coverage for a new medical technology, most third-party payors require evidence that the technology is safe and effective, not experimental or investigational, and medically necessary and appropriate for the specific patient. Third-party payors typically require that the technology has received FDA approval or clearance for marketing. Also, new technologies are often prescribed for uses other than those approved by the FDA (off-label applications), for which reimbursement by third-party payors may not be available. An increasing number of third-party payors and managed care plans are also beginning to require evidence that the technology is cost effective. We have obtained a nationally recognized product code for the ultrasound device, and this code may expedite reimbursement from third-party payors for the SAFHS device. However, we cannot assure you that such codes will be utilized appropriately, or at all.

         We have developed a multi-level program to obtain coverage and reimbursement from third-party payors for the SAFHS device as a new treatment. The SAFHS device is classified by third-party payors as durable medical equipment. Although we have not received broad approval from any reimbursement authority for payment of the SAFHS device, we have received approval from various third-party payors on a case-by-case basis.

         The Health Care Financing Administration ("HCFA"), which administers the Medicare program, has a national coverage policy for electrical-stimulation devices that initiate the healing of non-union fractures. In August 1996, HCFA's Technology Advisory Committee recommended that the SAFHS device not be covered under the Medicare program. The committee's recommendation stated, "The available data, although demonstrating a reduction in physician-determined healing time for the study population, could not be generalized to the Medicare population in a way that would allow a conclusion that SAFHS was an effective procedure." Since that time, we have continued to pursue coverage for SAFHS through meetings with HCFA staff, and have provided additional support of the clinical benefits of the SAFHS therapy, including information related to the Medicare population. In addition, we have been working with consultants and the Health Industry Manufacturers Association to pursue various avenues to obtain Medicare coverage for the SAFHS device. To date, we have been unable to change the Medicare noncoverage decision; however, we have an ongoing dialogue with HCFA staff. The United States Congress has the power to significantly reduce Medicare and Medicaid expenditures, and considers from time to time proposals to reduce such expenditures. We cannot predict when Congress may enact legislation reducing Medicare and Medicaid expenditures, and if such legislation is enacted, what effect, if any, such legislation may have on our business, financial condition, results of operation and cash flows.

         We cannot assure you that we will be successful in obtaining third-party reimbursement from third-party payors, including Medicare, or that third-party payors will recommend that their programs cover the SAFHS device. If we are unable to obtain adequate third-party reimbursement for the SAFHS device, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

         International. Our international reimbursement plan varies by country. In Germany, Holland, and France, we are using indigenous clinical data as well as data collected in the United States on the effectiveness of the SAFHS device to support our filings for reimbursement coverage.

         The operating loss for fiscal 1998 includes an $800,000 nonrecurring charge, recorded in the three months ended March 31, 1998, to write down certain international accounts receivable - primarily in Germany that exceeded 180 days outstanding. The nonrecurring charge was precipitated by a German Supreme Social Court ruling made available to Exogen in the quarter ended March 31, 1998. The ruling stated that reimbursement under the Bundesausschuss system (the German federal organization that establishes medical reimbursement policy for outpatient healthcare providers) for new medical therapies could occur only if the new therapy was part of the official book of therapies of the Bundesausschuss. Prior to this ruling, Exogen relied on a 1995 German Supreme Social Court ruling that established that new medical therapies must be reimbursed under the pre-Bundesausschuss system if (i) treatment was proven effective and economical and (ii) treatment did not exceed the scope of what was necessary. Exogen believed the clinical effectiveness of the SAFHS device and the device's economic benefits would satisfy the requirements of the 1995 ruling. However, based on the later ruling and the fact that the SAFHS therapy is not part of the official book of therapies, Exogen recorded the nonrecurring charge.

         To assist in the collection of outstanding claims and to expedite the reimbursement process on future claims, Exogen is seeking nationwide approval by the Bundesausschuss. To this end, in August 1997, Exogen submitted a formal application to the National Krankenkasse (the predecessor to the Bundesausschuss). The application process includes scientific and economic assessments. In August 1998, the Minister of Health accepted the recommendation of the Bundesausschuss not to approve national reimbursement for SAFHS therapy. Exogen is appealing the Minister of Health's decision through administrative and legal channels, but has been delayed by the November 1998 election of a new government and concurrent appointment of a new Minister of Health. Exogen has also filed a lawsuit against the Bundesausschuss to challenge its decision. Both actions are being actively pursued at this time.

         Because there is no nationwide reimbursement approval for the SAFHS device by the Bundesausschuss, Exogen has adopted the policy that, since September 1997, for each prescription submitted to Exogen in Germany, Exogen ships the SAFHS device only after receiving reimbursement approval for that device. This preapproval involves a case-by-case review by a local reimbursement authority, which has the discretion to reimburse for the device regardless of the decision of the Bundesausschuss. The local decision is based on data supplied by Exogen and the prescribing physician.

         In Holland, we have received approval from the Ministry of Health, Welfare, and Sports of The Netherlands for the nationwide reimbursement of Exogen's SAFHS device for the treatment of nonunion fractures older than six months. The approval, which will be effective April 1, 1999, was based on an extensive review by the Ziekenfondsraad (Sick Fund Council) of the clinical efficacy and economic benefits of SAFHS therapy.

         In France, we have applied to be listed on the Tarif Interministeriel des Prestations Sanitaries ("TIPS"). France's list of medical devices allowed for prescription by physicians working in the private sector and for reimbursement by the National Health Insurance. That application is still pending, and therefore, we do not sell SAFHS devices in France at this time.

         In  Japan,  our  Japanese  distributor,   Teijin,  received  nationwide
reimbursement  approval  from the  Japanese  Health and Welfare  Ministry in May
1998.

         We cannot assure you that we will be successful in obtaining national reimbursement approval in Germany, France, or other countries. If we do not obtain national reimbursement approval of the SAFHS device in Germany, France, and other countries, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

Extensive Government Regulation

         United States. Our current product and our future products, if any, are subject to extensive regulation by the FDA in the United States and by similar regulatory authorities in other countries. Prior to commercial sale in the United States, each of our products must undergo an extensive regulatory approval process conducted by the FDA under the Federal Food, Drug and Cosmetic Act ("FDC Act"). The FDA regulates the clinical testing, manufacturing, labeling, distributing, and promoting of medical devices. Noncompliance with applicable requirements can result in failure of the government to grant PMA for devices, withdrawal of the PMA, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution.

         Medical devices are classified into three classes (I, II, or III) on the basis of the controls necessary to reasonably assure their safety and effectiveness. The SAFHS device is classified as a Class III device, the class subject to the highest level of regulation by the FDA. In addition to the general control requirements of the FDC Act (including registration, labeling, pre-market notification, and adherence to Good Manufacturing Practices ("GMP"), the SAFHS device is also subject to pre-market approval.

         Before a new Class III device can be introduced into the market, the manufacturer must obtain FDA clearance through a PMA application. The less burdensome 510(k) pre-market notification process has not been, and is not expected to be, available for any of our products. Accordingly, we have had to obtain, and expect to apply for, PMAs and PMA supplements for our future products.

         A PMA application must be supported by extensive data, including preclinical and clinical trial data, to demonstrate the safety and efficacy of the device for the uses specified in the PMA application. If human clinical trials of a device are required and the device presents a "significant risk," the manufacturer or the distributor of the device must file an Investigational Device Exemption ("IDE") and have an approved application prior to commencing human clinical trials.

         The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a specified maximum number of patients, as recommended by the FDA. Sponsors of clinical trials are permitted to sell those devices distributed in the course of study as long as compensation does not exceed recovery of the costs of manufacturing, researching, developing, and handling.

         Upon receipt of the PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will "file" the application. An FDA review of a PMA application generally takes between two and three years from the date the PMA application is filed, but may take significantly longer. The review time is often significantly extended by requests from the FDA for more information or clarification of information already provided in the submission. During the review period, an advisory committee, including clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's GMP requirements prior to approval of a PMA application.

         The PMA process can be expensive, lengthy, and uncertain. We cannot assure you that we will be able to obtain necessary regulatory approvals. The loss of previously received approvals, or failure to comply with existing or future regulatory requirements, would have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         We are required to file a PMA supplement for new or expanded uses of our SAFHS technology and for any material modifications to the SAHFS device. If a PMA supplement is not accepted by the FDA for a new or expanded use or material modification of the SAFHS device, we must commence and complete the entire pre-market approval process with respect to such use or modification of the SAFHS device. We began commercial distribution of the SAFHS 2000, the second-generation SAFHS device, in the United States in May 1997 pursuant to FDA approval of a PMA supplement in March 1997. In August 1998, we resubmitted a PMA supplement for expanded and new applications of the SAFHS 2000 device. We cannot guarantee that this supplement will be accepted on a timely basis or at all. In addition, we will be required to file a PMA application for our mechanical-stress device, if and when development is completed. We cannot assure you that any PMA application relating to the mechanical-stress device will be filed or granted on a timely basis, or at all.

         Any products manufactured or distributed by us pursuant to an approved PMA are subject to pervasive and continuous regulation by the FDA, including record-keeping requirements, reports of adverse experience with the use of the device, postmarket surveillance, postmarket registry, and other actions as deemed necessary by the FDA. Product labeling and promoting activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Exogen and its agents may promote products only for the products' approved indications. We cannot assure you that the FDA will not impose modifications to the labeling that could adversely affect our ability to market, sell, or be reimbursed for the SAFHS device. In addition, we cannot assure you that we will not become subject to FDA actions as a result of physicians' prescribing the SAFHS device for off-label uses.

         We are also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We cannot assure you that we will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon our business, financial conditions, results of operations, or cash flows.

         International. To market and sell the SAFHS device or any future products in foreign markets, we must comply with foreign government regulations, the requirements of which differ substantially from country to country. In Europe, we are required to comply with the Medical Device Directive, which covers most medical devices. Under the Medical Device Directive, most medical devices must qualify for the CE mark, and effective June 1998, must bear a CE mark to be marketed and sold in the European Union. To obtain the CE mark, a manufacturer must demonstrate compliance with product safety requirements as well as quality system requirements. The CE mark is recognized by countries that are members of the European Union and the European Free Trade Association. We received the CE mark for the SAFHS Model 2A in August 1996 and for the SAFHS 2000 in March 1998. We cannot assure you that we will be able to obtain CE marks for future generations, if any, of the SAFHS device.

         Although members of the European Union must accept for marketing medical devices bearing a CE mark without imposing further requirements related to product safety and performance, each country may require the use of its own language on labels and instructions for use. National Competent Authorities, who are required to enforce compliance with the requirements of the Medical Device Directive, can restrict, prohibit, and recall CE-marked products if they are considered to be unsafe. Such a decision must be confirmed by the European Commission to be valid. Member countries may impose additional requirements as long as they do not violate the Medical Device Directive or constitute technical barriers to trade.

         We cannot assure you that the FDA or any foreign regulatory authority will approve our current or future products in a timely manner, or at all. If we experience delays or failure in obtaining such approvals, lose any previously received approvals, or fail to comply with existing or future regulatory requirements, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Uncertainty of New Product Development

         We plan to seek FDA approval to begin clinical trials to expand the approved uses for the SAFHS technology to include other long-bone fractures, lower-spine fusion, and cartilage repair. We also plan to undertake additional development activities and human clinical trials for our mechanical-stress device, which is designed to prevent bone loss related to osteoporosis. Our research and development efforts with respect to expanded uses of the SAFHS technology and the mechanical-stress device may not lead to development of applications or products that are shown to be safe and effective in clinical trials. In addition, these new applications or products may not:

                    meet applicable regulatory standards;

                    be capable of being manufactured in commercial quantities at acceptable costs;

                    be eligible for third-party reimbursement from governmental or private insurers;

                    be successfully marketed; or

                    achieve market acceptance.

         At any stage of the development process, new applications or products that appeared promising in preclinical studies or trials may not demonstrate efficacy in larger-scale clinical trials and as a result, would not receive regulatory approval. As a result, it is possible that we may have to curtail, redirect, suspend, or eliminate some or all of our product development programs.

Risks Associated with Intense Competition

         The medical device industry is intensely competitive. The SAFHS device competes with non-invasive bone-growth electrical-stimulation devices and with various surgical treatments. In the United States there are four companies that currently market electrical stimulation devices for the treatment of slow-healing fractures, in direct competition with the SAFHS device. We believe that some of these companies are conducting preclinical or clinical research relating to the use of electrical stimulation for the treatment of fresh fractures. If our mechanical-stress device is developed, approved by the FDA, and commercialized, it will compete with drug therapies, growth factors, bone-graft substitutes, and exercise/physical therapy equipment. Many of our competitors have substantially greater financial, technical, marketing, sales, and distribution resources than we do. They also have more experience in research and development, clinical trials, and regulatory matters than us. In addition, most of our competitors have established third-party reimbursement for their products. We cannot assure you that our competitors will not develop products that are superior to ours, achieve greater market acceptance, or render our technology and products obsolete or noncompetitive, in which case our business, financial condition, results of operation, and cash flows will be materially and adversely affected.

Risks Associated with Rapid Technological Change

         The medical device industry is characterized by rapid product development and technological change. We expect that the technologies associated with medical devices will continue to develop rapidly. As a result, our future success will depend in large part upon our ability to maintain a competitive position with respect to those technologies. Technological developments by others may result in our products' obsolescence or becoming too expensive before they are marketed or before we recover a significant portion of expenses incurred in connection with developing and commercializing those products, in which case our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Limited Protection of Patents, Copyrights and Proprietary Rights; Risk of Patent Infringement

         Our success will depend in part on our ability to obtain and maintain United States and foreign patent protection, preserve our copyrights and trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products, and processes. With respect to our SAFHS technology, we hold title to 11 issued United States patents, one issued Canadian patent, one issued Taiwanese patent, one issued New Zealand patent, one issued Japanese patent, 14 pending United States patent applications, and corresponding Patent Cooperation Treaty and foreign patent applications. The original United States ultrasound patent that is the basis of the SAFHS device expires in 2007. Our 10 other issued United States patents relating to SAFHS technology will expire between 2008 and 2014.

         With respect to our mechanical-stress technology, we are the exclusive licensee of four issued United States patents, two issued foreign patents, one pending United States patent application, and four pending foreign patent applications. The four issued United States patents will expire between 2010 and 2011. The exclusive license agreement relating to the mechanical-stress technology provides for royalty payments on sales of products using the patented technology. Under the license agreement, our exclusive license may revert to a nonexclusive license if we do not use good faith efforts to commercially exploit the patented technology. The license agreement expires on the later of March 2022 or the expiration of the final patent licensed to us.

         We believe we own or have the right to use all the proprietary technology necessary to manufacture and market our products. Under current law, patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a device patent in the United States is attributable to the first to invent the device, rather than the first to file a patent application, while in foreign countries, ownership of a patent is typically determined by priority of patent filing, not invention. Consequently, we cannot be certain that we were the first to invent certain technology covered by pending patent applications or that we were the first to file patent applications for such inventions. In addition, the patent positions of medical device companies, including ours, are generally uncertain partly because the positions involve complex legal and factual questions.

         Legal standards relating to the validity of patents covering medical devices and biotechnological inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicants or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. In addition, we cannot guarantee that:

                    patent applications to which we hold rights will result in the issuance of patents;

                    any patents issued or licensed to us will be free from challenge and that if challenged, they would be held to be valid;

                    any such patents will provide commercially significant protection to our technology, products, and processes;

                    others will not independently develop substantially equivalent proprietary information that is not covered by patents to which we own rights or obtain access to our know-how; or

                    others will not be issued patents that may prevent the sale of one or more of our products, or require a license and the payment of significant fees or royalties by us to third parties to enable us to conduct our business.

         We have not received any notices alleging, and we are not aware of, any infringement by us of any other entity's patents. However, because of the volume of patents issued and patents applications filed relating to medical devices, we cannot assure you that current and potential competitors and other third parties have not filed or will not file patent applications, or have not received or will not receive patents, relating to materials or processes we use or propose to use. Accordingly, we cannot assure you our products do not infringe any patents or proprietary rights of third parties.

         If another party claims the same or overlapping subject matter with subject matter we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained. Participating in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable.

         In addition to patent protection, we rely on trademarks, copyrights, trade secrets, proprietary know-how, and confidentiality and assignment of invention agreements with our employees, consultants, distributors, sales agents, and marketing partners to protect our intellectual property. We hold United States federal trademark registrations for the marks: SAFHS(R), EXOGEN(R) and SAFHS 2000(R). We also hold registrations for the SAFHS(R) mark in Japan, Canada and Mexico. Trademark applications for the EXOGEN(R) and SAFHS 2000(R) marks are pending in foreign countries, and an application for the EXOGEN 2000(TM) mark is pending in the United States. We hold rights to copyrights on text and software we develop in connection with the SAFHS device.

         We cannot assure you that any issued patents or copyrights we own will provide us with a competitive advantage or will not be challenged or circumvented by our competitors. We also cannot assure you that our confidentiality and assignment of invention agreements will not be breached or that we would have adequate remedies for any such breach. Finally, we cannot assure you that our copyrights, trade secrets, proprietary know-how, and intellectual property will not become known or be independently discovered by others.

         Litigation may be necessary to defend against claims of infringement, to enforce patents and copyrights issued or licensed to us, or to protect trade secrets. If we must litigate such issues, we may be forced to incur substantial costs and to devote substantial resources and time. We cannot assure you that we would prevail in such litigation. In addition, if any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents. We cannot guarantee that such licenses would be available or, even if available, would be on acceptable terms to us. If we are forced to incur substantial costs in litigation or fail to obtain a license, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Manufacturing and Related Risks

         We have developed in-house manufacturing and refurbishing capability for the SAFHS 2000 device. Although we are able to manufacture our entire SAFHS 2000 production in-house, we use a contract manufacturer for a portion of our SAFHS 2000 production. The FDA regulates manufacturers of medical devices that have received FDA approval. We are required to adhere to FDA regulations setting forth GMP requirements relating to tests, control, and documentation. State and federal agencies monitor ongoing compliance with GMP and other applicable regulatory requirements through periodic inspections. The FDA has inspected and approved our facilities and those of our contract manufacturer under the FDA's Quality System Regulations. If we or the contract manufacturer fail to maintain our facilities in accordance with the FDA's GMP requirements, the noncomplying party could lose the ability to manufacture the SAFHS device on a commercial scale. Loss of this manufacturing capability could limit our ability to deliver the SAFHS device to physicians or patients. If this occurs, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

         The manufacture of the SAFHS device involves an assembly process with a number of significant components. Each device is tested and released by us in accordance with FDA requirements. Most purchased components are available from more than one vendor. However, two key components currently are manufactured by single-source vendors. For these components, there are relatively few alternative sources of supply. However, we are actively in the process of qualifying alternative vendors for these components. If the supply of these components is interrupted, and we are unable to establish additional or replacement suppliers for such components, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Royalty Payment Obligations; Potential Loss of Exclusive License

         If we successfully develop the mechanical-stress device, we will be required to pay a royalty on any net revenues from sales of this product. We have an exclusive license to the mechanical-stress technology, which we will lose if we do not commercially exploit the technology underlying the license. We cannot assure you that we will be able to commercially exploit this technology. If we lose the exclusive license, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

Reliance on Key Personnel

         Our success depends to a significant extent upon our executive officers and other key technical personnel. If we lose the services of an executive officer or one or more key employees or our ability to attract and retain such personnel, our business, financial condition, results of operations, and cash flows will be materially and adversely affected. Except for Patrick McBrayer, none of our executive officers or key employees is a party to an employment agreement with Exogen. We do not have "key person" life insurance policies covering any of our employees.

Possible Volatility of Stock Price

         The trading price of our common stock has been subject to wide fluctuations in the past. Our common stock's trading price could continue to fluctuate in response to variations in quarterly operating results, announcements of technological innovations or new products by us or our competitors, changes in earning estimates by analysts, general conditions in the medical device industry, and other events or factors. In addition, the stock market in general has experienced significant price and volume fluctuations that have affected the market prices of equity securities of many companies in industries similar to ours. This volatility has often been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

Risks Associated With Low-Priced Stocks

         Continued inclusion of our common stock on the Nasdaq National Market will require the following:

                    that the public float consist of at least 750,000 shares of common stock, valued in the aggregate at more than $5 million;

                    that we maintain at least $4 million in net tangible assets;

                    that our common stock be held by at least 400 holders; and

                    that the minimum bid price for our common stock be at least $1.00 per share.

         If we are unable to satisfy such maintenance requirements, our common stock may be removed to the Nasdaq SmallCap Market or delisted from the Nasdaq Stock Market. In the event our common stock is delisted from the Nasdaq Stock Market, trading, if any, in the securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of our common stock could be materially impaired, not only in the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This could result in lower prices for our common stock than might otherwise be attained, and could also result in a larger spread between the bid and asked prices for our common stock.

         In addition, if our common stock is delisted from trading on the Nasdaq Stock Market and the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally any equity security not traded on an exchange or quoted on the Nasdaq Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of our common stock. We cannot assure you that our common stock will not be delisted or treated as a penny stock.

Year 2000 Risks

         The Year 2000 compliance issue results from the inability of systems that utilize computer programs to differentiate between the year 1900 and the year 2000. This issue arises because many such programs were developed using two digits rather than four digits to identify the applicable year. As a result, programs that use time-sensitive calculations may not function correctly in the year 2000. Those programs developed using four-digit years are probably Year 2000 compliant, however, all other programs will likely require modification and/or replacement to be compliant. The Year 2000 issue not only affects computer hardware and software, but also can affect equipment used in our operations, and extends to the systems of outside suppliers and customers, upon which we rely. Failure to address the Year 2000 issue on a timely basis, or at all, for critical programs used by us could result in system failures or miscalculations, which could have material adverse effect on our business, results of operations, financial condition, and cash flows.

         In fiscal 1998, we performed an initial assessment of our Year 2000 compliance relating to the following:

                    the SAFHS devices;

                    our  information   systems'   hardware  and  software;

                    our custom-developed business applications;

                    third-party business software; and

                    other equipment using computer programs.

We do not believe that any of these areas will have a material adverse effect on our business, results of operations, financial condition, and cash flows. We cannot assure you that we will not find Year 2000 issues in these areas as further compliance testing occurs, or that such issues, if found, can be corrected on a timely basis.

         We also performed an initial assessment of Year 2000 compliance on our suppliers, customers, and marketing partners. We rely on, and will continue to rely on, these third parties to provide the following:

                    equipment, goods, and services;

                    reimbursement for the SAFHS devices; and

                    marketing and distribution support for the SAFHS device.

There can be no assurance that these third parties will adequately address Year 2000 compliance issues or that contingency plans in certain areas are possible or practical. As a result, there could be a material adverse affect on our business, results of operations, financial conditions, and cash flows.

Possible Adverse Effect of the Euro Conversion

         On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing currencies and a new common currency called the "euro." This represents an initial step in a process expected to culminate in the replacement of the existing currencies with the euro. The conversion to the euro may have operational and legal implications for some of our international business activities. We have begun consideration of the effects of the euro conversion on our operations, but we are currently unsure of the potential impact that the euro conversion will have on our business, financial condition, results of operations, and cash flows, particularly as the euro conversion relates to our European operations.

Certain Anti-Takeover Provisions

         Certain provisions of our Certificate of Incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our Certificate of Incorporation allows our Board of Directors to issue preferred stock without stockholder approval. In addition, we entered into a Rights Agreement in December 1996 that allows our Board of Directors to declare a dividend of one right to purchase, under certain circumstances, one one-hundredth of a share of preferred stock for each share of common stock outstanding. Although we do not have any current plans to issue any preferred stock, the issuance of preferred stock in the future could make it more difficult for a third party to acquire our business.

         In addition, certain provisions of Delaware law and our bylaws could discourage a third party from attempting to acquire control of our business.
Section 203 of the Delaware General Corporation Law prohibits us from engaging in any business combination with an interested stockholder (generally a stockholder who, together with its affiliates, owns 15% or more of our outstanding stock) for a period of three years unless certain conditions are met. Section 203 may also have the effect of discouraging a proxy contest or tender offer. In addition, certain provisions of our bylaws contain specific procedures stockholders must follow in making director nominations and submitting proposals for consideration at stockholder meetings. These provisions could make it more difficult for a third party to acquire our business.

Product Liability and Insurance

         Our business exposes us to potential product liability risks in the event that the use of our products is alleged to have resulted in physical harm or other adverse effect. Product liability insurance for the medical device industry is expensive. We currently carry product liability coverage of $3 million per occurrence, with coverage in the aggregate of $3 million for all claims made in any policy year. In addition, we maintain umbrella liability insurance, including product liability coverage, of $10 million per occurrence, with coverage in the aggregate of $10 million for all claims made in any policy year. Although to date we have not been the subject of any product liability claims, we cannot assure you that our insurance will provide adequate coverage against potential claims or that we will be able to maintain product liability insurance on acceptable terms, or at all. If a product liability claim exceeds the coverage of our insurance policy, our business, financial condition, results of operations, and cash flows will be materially and adversely affected.

Shares Eligible for Future Sale

         If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market, the market price of our common stock could fall. Such sales also might make it difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of December 31, 1998, there were 12,709,343 shares of common stock outstanding as follows:

                    820,000 shares of common stock are held by Smith & Nephew and are covered by a registration statement which has been filed with the SEC but not declared effective;

                    Approximately 2.7 million shares are held by affiliates and are subject to the volume restrictions of Rule 144; and the remaining outstanding shares of common stock are freely tradeable.

The possible sale of a significant number of the above shares of common stock may cause the price of our common stock to fall.

         We have registered for resale 1,350,000 shares of common stock reserved for issuance under our 1995 Stock Option/Stock Issuance Plan, as amended. As of December 31, 1998, options to purchase 1,095,610 shares of common stock were outstanding and will be eligible for sale in the public market from time to time, subject to vesting. In addition, 185,189 shares of common stock are available under Exogen's employee stock purchase plan, as amended. Also, there are 125,000 shares of common stock issuable upon exercise of warrants, which may be sold in accordance with Rule 144 one year after their date of issuance. The possible sale of a significant number of the shares issuable upon exercise of stock options and warrants, or under the employee stock purchase plan, may cause the price of our common stock to fall.

         Under the August 1998 agreements between Smith & Nephew and us, Smith & Nephew has an option to acquire exclusive worldwide distribution rights (except Japan) to the SAFHS device. This worldwide distribution option is limited to a three-year period. If Smith & Nephew exercises this option, it has a one-time right to purchase from us additional shares of our common stock, up to 19% (including the shares already acquired by Smith & Nephew) of the outstanding shares of our common stock, after giving effect to the shares issuable upon exercise of the right. The price per share to be paid would equal the stock's average fair market value over a 20-day period preceding the date Smith & Nephew announces, to Exogen, its election to exercise the stock purchase option. Any of these additional shares of our common stock sold to Smith & Nephew under these agreements would require that we file a registration statement with the Securities and Exchange Commission to register the shares. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

No Intention to Pay Dividends

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth, and therefore, do not expect to pay any dividends in the foreseeable future.



                                 USE OF PROCEEDS

         None of the proceeds from the sale of the Shares will be received by Exogen.

                               SELLING STOCKHOLDER

         The  following  table sets  forth the number of shares of Common  Stock beneficially owned by the Selling Stockholder as of January 20, 1999. The Selling Stockholder has not had a material relationship with Exogen within the past three years other than as a result of the distribution relationship between Exogen and Smith & Nephew and the Selling Stockholder's ownership of the Shares or other securities of Exogen. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder. See "Plan of Distribution."

                                                                                         Beneficial Ownership
                                                Number of Shares    Number of Shares        After Offering(1)
                                               Beneficially Owned    Registered for     Number of
  Name of Selling Stockholder                   Prior to Offering      Sale Hereby        Shares        Percent
  ---------------------------                   -----------------      -----------        ------        -------
 Smith & Nephew Holdings, Inc...........            820,000              820,000            --             --

 --------------------


(1) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by the Selling Stockholder after the offering are based on the assumption that the Selling Stockholder will sell all of the Shares registered for sale hereby. Because the Selling Stockholder may offer all, some or none of the Shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder after completion of the sale of Shares hereunder. See "Plan of Distribution."

(2) Smith & Nephew plc is the ultimate parent corporation of Smith & Nephew Holdings, Inc. Mr. Christopher J. O'Donnell is the chief executive officer of Smith & Nephew plc and, as such, may be deemed to have voting and investment power with respect to such shares. The address for Smith & Nephew Holdings, Inc. is 1450 Brooks Road, Memphis, Tennessee 38116.


         The Shares registered for sale hereby were acquired by the Selling Stockholder on August 10, 1998 in connection with the execution of a multi-year master agreement, a U.S. sales representative agreement under which Smith & Nephew obtained exclusive rights to distribute SAFHS devices in the United States, and a stock purchase agreement. As part of the transaction, the Selling Stockholder purchased 820,000 shares of Exogen's Common Stock for an aggregate purchase price of $4.1 million, or $5.00 per share. On the closing date, the fair market value of Exogen's Common Stock was $3.625. The aggregate net proceeds of the sale to Exogen were $4.0 million, which will be used for general corporate purposes.

         Exogen has agreed to bear certain expenses (other than selling discounts and commissions) in connection with the registration of the Shares.

         Exogen has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of August 10, 2000 or until all of the Shares have been sold pursuant to the terms hereof.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Selling Stockholder or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder. Exogen will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The sale of the Shares may be effected by the Selling Stockholder from time to time in transactions on The Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to one or more purchasers (including pledgees) or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither Exogen nor the Selling Stockholder can presently estimate the amount of such compensation. Exogen knows of no existing arrangement between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares. The Selling Stockholder may transfer its Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholder may pledge or make gifts of its Shares and such Shares may also be sold by the pledgees or transferees. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on The Nasdaq National Market;
(iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
(vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, in which Shares may be resold thereafter pursuant to this Prospectus. The Selling Stockholder or its successors in interest may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

         At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by Exogen and the Selling Stockholder.

         The Selling Stockholder may also transfer its Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

         The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Exogen has agreed to indemnify the Selling Stockholder and its affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed to indemnify Exogen and its affiliates against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of Exogen for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of shares of Exogen's Common Stock by the Selling Stockholder.

         Exogen has agreed to bear certain expenses (other than discounts and selling commissions) in connection with the registration of the Shares.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for Exogen by Brobeck, Phleger & Harrison LLP, New York, New York. Ellen B. Corenswet, a partner of Brobeck, Phleger & Harrison LLP, owns 2,000 shares of Common Stock of Exogen. Luci Staller Altman, a partner of Brobeck, Phleger & Harrison LLP, owns 500 shares of Common Stock of Exogen.

                                     EXPERTS

         The financial statements and schedule incorporated by reference from Exogen's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Exogen, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.




                 ----------------------------------------------

                                Table of Contents
                                                                         Page
                                                                         ----

Available Information..............................                        2
Incorporation of Certain Information by Reference..                        2
The Company........................................                        3
Risk Factors.......................................                        3
Use of Proceeds....................................                       15
Selling Stockholder................................                       16
Plan of Distribution...............................                       16
Legal Matters......................................                       17
Experts............................................                       18


                                 820,000 Shares





                                  EXOGEN, INC.





                                  Common Stock



                                  ------------

                                   PROSPECTUS


                                  ------------



                                January 20, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth an estimate of the expenses to be incurred by Exogen in connection with the issuance and distribution of the securities being registered:
                                                                       Amount to
                                                                        Be Paid
                                                                       ---------

Registration Fee - SEC..........................................       $    772
Nasdaq National Market Listing Fee..............................         17,500
Legal Fees and Expenses.........................................         30,000
Accounting Fees and Expenses....................................         15,000
Miscellaneous...................................................         16,728
Total...........................................................         80,000

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Articles 8 and 9 of the Registrant's Second Amended and Restated Certificate of Incorporation provide for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Selling Stockholder has agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances. Exogen has obtained liability insurance for its directors and officers.

Item 16.  Exhibits

         The following is a list of Exhibits  filed as part of the  Registration
Statement:

  4.1   Specimen  certificate  for  shares  of the  Registrant's  Common  Stock,
        incorporated   herein  by  reference  to  Exhibit  4.1  to  Registration
        Statement No. 33-92740.

  4.2 Provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant, incorporated herein by reference to Exhibits 3.2 and 3.3 to Registration Statement No. 33-92740.

  5.    Opinion and Consent of Brobeck, Phleger & Harrison LLP.*

 23.1   Consent of Arthur Andersen LLP, independent public accountants.

 23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5).

 24.    Powers of Attorney.*

*  Previously filed.

Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Delaware General Corporation Law, the Certificate of Incorporation, the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey, on this 20th day of January, 1999.

                                                    EXOGEN, INC.


                                                    By: /s/ Patrick A. McBrayer
                                                        -----------------------
                                                        Patrick A. McBrayer,
                                                        Chief Executive Officer,
                                                        President and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 1999:

                  Signature

By:      /s/John P. Ryaby
         ----------------
         John P. Ryaby, Chairman of the Board, Vice
         President, and Chief Scientific Officer


By:      /s/Patrick A. McBrayer
         ----------------------
         Patrick A. McBrayer, Chief Executive Officer, President, and Director (Principal Executive Officer)


By:      /s/Richard H. Reisner
         ---------------------
         Richard H. Reisner, Vice President, Chief Financial Officer, and Secretary (Principal Financial Officer and Principal
         Accounting Officer)


By:      *
         _____________________
         Buzz Benson, Director


By:      *
         ___________________________
         Donald J. Lothrop, Director


By:      *
         _________________________
         Peter C. Madeja, Director

By:      *
         ____________________________________
         David J. Ottensmeyer, M.D., Director


By:      *
         _________________________
         Terence D. Wall, Director


*By:     /s/Patrick A. McBrayer
         ----------------------
         Patrick A. McBrayer
         Attorney-in-Fact